EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Jack Howarth Investor Relations 212.994.8244 jhowarth@antigenics.com Sunny Uberoi Corporate Communications 212.994.8206 suberoi@antigenics.com

ANTIGENICS ANNOUNCES PROPOSED OFFERING OF
CONVERTIBLE SENIOR NOTES

New York—January 18, 2005—Antigenics Inc. (NASDAQ: AGEN) announced today that it intends to offer, subject to market and other conditions, up to $60 million aggregate principal amount of convertible senior notes due 2025 in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The notes would bear interest and would be convertible into shares of Antigenics common stock on terms to be determined. In addition, Antigenics expects to grant to the initial purchaser a 30-day option to purchase up to an additional $9.0 million of convertible senior notes.

Antigenics intends to use up to $10.0 million of the net proceeds from the sale of the notes to repurchase shares of its outstanding common stock. Antigenics intends to make these purchases in negotiated transactions concurrent with the offering of the notes. The company expects to use the remaining proceeds from the sale of the notes to fund additional clinical trials and preclinical studies for its product candidates; for potential licenses and other acquisitions of complementary technologies and products; and for working capital, capital expenditures and other general corporate purposes.

The notes would be offered and sold by the initial purchaser to qualified institutional buyers in accordance with Rule 144A under the Act. The notes and the shares of common stock issuable upon conversion of the notes would not be registered under the Act or under securities laws of any state, and may not be offered or sold within the United States, absent registration or applicable exemption from such registration requirements. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes to be offered.

This press release contains forward-looking statements, including those regarding the company’s intent to complete the offering and to use the proceeds from the offering as described above. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Completion of the offering, for example, depends on market conditions and investor demand. Completion of the share repurchase is conditioned upon completion of the note offering. These statements speak only as of the date of this press release, and Antigenics undertakes no obligation to update or revise the statements.